UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 Stonecroft Boulevard Chantilly, Virginia	20151-1010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 27, 2008, GTSI Corp. (the “Company” or “GTSI”) announced that GTSI has paid in full its subordinated secured term loan agreement (“Credit Agreement”) with one of its lenders. A copy of this press release is attached to this report as Exhibit 99.1.

GTSI and its wholly owned subsidiaries, Technology Logistics, Inc. and GTSI Financial Services, Inc. were parties to a Credit Agreement with Crystal Capital Fund, L.P. (the “Lender”), dated June 2, 2006, as amended. All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement, or Payout Letter (as defined below), as applicable.

Pursuant to a payout arrangement letter dated February 25, 2008 (the “Payout Letter”), the Company paid in full all of its liabilities, obligations and indebtedness owing under the Credit Agreement and notified the Lender that GTSI would repay all amounts due under the Credit Agreement thereby terminating the Credit Agreement effective as of February 25, 2008. The pay-off amount was $10,213,472.22 for the principal, interest and other amounts owing by the Company under the Credit Agreement. This amount includes an early termination fee of $125,138.89.

Pursuant to the Credit Agreement, GTSI further agrees to pay any and all legal fees and expenses incurred by the Administrative Agent in connection with the termination of the Credit Agreement and the other Loan Documents.

The foregoing description of the Payout Letter is only a summary and is qualified in its entirety by reference to the complete text of the Payout Letter, which is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release issued by GTSI Corp., dated February 27, 2008

99.2	Payout Letter dated February 25, 2008 addressed to GTSI Corp. from Crystal Capital Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Joe Ragan
       Joe Ragan
       Senior Vice President and CFO

Date: February 29, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by GTSI Corp., dated February 27, 2008

99.2	Payout Letter dated February 25, 2008 addressed to GTSI Corp. from Crystal Capital Fund, L.P.